As filed with the Securities and Exchange Commission on December 24, 2003

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VARIFLEX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3164466
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5152 North Commerce Avenue

Moorpark, California 93021

(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated 1994 Variflex Stock Plan

1998 Stock Option Plan and Compensation Plan for Non-Employee Directors

(Full Title of the Plans)

Petar Katurich

Chief Financial Officer

Variflex, Inc.

5152 North Commerce Avenue

Moorpark, California 93021

(805) 523-0322

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Allison M. Keller O’Melveny & Myers LLP

1999 Avenue of the Stars, 7th Floor

Los Angeles, California 90067-6035

(310) 553-6700

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, par value $0.001 per share, Issuable Under the Amended and Restated 1994 Variflex Stock Plan	800,000	(1) shares	$6.30(2)	$5,040,000(2)	$408(2)

Common Stock, par value $0.001 per share, Issuable Under the 1998 Stock Option Plan and Compensation Plan for Non-Employee Directors	250,000	(1) shares	$6.30(2)	$1,575,000(2)	$128(2)

Totals	1,050,000	(1) shares	$6.30(2)	$6,615,000(2)	$536(2)

(1)	This Registration Statement covers, in addition to the number of shares of Variflex, Inc., a Delaware corporation (the “Company”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Amended and Restated 1994 Variflex Stock Plan, as amended, and the 1998 Stock Option Plan and Compensation Plan for Non-Employee Directors, as amended, as a result of one or more adjustments under such plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of a share of Common Stock on December 19, 2003, as reported on the Nasdaq Small Cap Market.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended October 31, 2003, filed with the Commission on December 15, 2003 (Commission File No. 000-24388);

(b)	The Company’s Annual Report on Form 10-K for its fiscal year ended July 31, 2003, filed with the Commission on October 24, 2003 (Commission File No. 000-24338); and

(c)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on June 16, 1994 (Commission File No. 000-24338), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The Company’s Common Stock is registered pursuant to Section 12 of the Exchange Act. Therefore, the description of securities is omitted.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

As permitted under Sections 102(b)(7) and 145 of the Delaware General Corporation Law, the Company’s Certificate of Incorporation includes provisions eliminating or limiting the personal liability of the members of the Company’s board of directors to the Company and its stockholders for monetary damages for breach of their fiduciary duties as a director. This does not apply for any breach of a director’s duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for paying an unlawful dividend or approving an illegal stock repurchase, or for any transaction from which a director derived an improper personal benefit.

The Company’s Certificate of Incorporation and Amended and Restated Bylaws also provide that the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, incorporator, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with such action, suit, or proceeding. The Company’s power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the Company, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought, or any court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

To the extent a director, officer, employee or agent of the Company has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Delaware law.

The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the Company’s Certificate of Incorporation and the Amended and Restated Bylaws and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moorpark, State of California, on December 23, 2003.

By:	/s/ Raymond H. Losi II
Raymond H. Losi II Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond H. Losi II, Steven L. Muellner and Petar Katurich, and each of them, acting individually and without the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them individually, or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Siegel Mark S. Siegel	Chairman of the Board	December 23, 2003

/s/ Raymond H. Losi II Raymond H. Losi II	Chief Executive Officer, Chief Operating Officer and Director (Principal Executive Officer)	December 23, 2003

/s/ Petar Katurich Petar Katurich	Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2003

/s/ Kenneth N. Berns Kenneth N. Berns	Director	December 12, 2003

Michael T. Carr	Director	December __, 2003

/s/ Loren Hildebrand Loren Hildebrand	Director	December 12, 2003

/s/ Raymond H. Losi Raymond H. Losi	Director	December 12, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated 1994 Variflex Stock Plan.(1)

4.2	Variflex, Inc. 1998 Stock Option Plan and Compensation Plan for Non-Employee Directors.(2)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Ernst & Young LLP (consent of independent auditors).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).

(1)	Filed as Appendix A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on November 21, 2003 (Commission File No. 000-24338) and incorporated herein by this reference.

(2)	Filed as Exhibit 10.30 of the Company’s Annual Report on Form 10-K filed with the Commission on October 29, 1998 (Commission File No. 000-24338) and incorporated herein by this reference.